BT Advisor Funds
6 St. James Avenue
Boston, Massachusetts 02116


                                                              January 11, 1996


BT Investment Portfolios
6 St. James Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

     With respect to our purchase from you of a beneficial interest (the "Initial Shares") of each of the following series (each a "Portfolio") of BT Investment Portfolios (the "Portfolio Trust"):

         EAFE(R) Equity Index Portfolio
         U.S. Bond Index Portfolio
         Equity 500 Equal Weighted Index Portfolio
         Small Cap Index Portfolio

     We hereby advise you that we are purchasing this amount (the "Initial Interest Amount") of the Initial Interest in each Portfolio with no intention to dispose of it through withdrawal from the Portfolio Trust.

     The amount paid by a Portfolio on any withdrawal by us, or any other then-current holder of that Portfolio's Initial Interest Amount, will be reduced by a portion of any unamortized organization expenses of the Portfolio, such portion to be determined by the proportion amount of Initial Interest Smountin the Portfolio redeemed to the amount of the Initial Interest Amount in the Portfolio then outstanding after taking into account any prior withdrawal of the Initial Interest Amount in the Portfolio.

                                    Very truly yours,

                                    SIGNATURE FINANCIAL GROUP, INC.

                                    By    /s/Linwood C. Downs
                                       Name: Linwood C. Downs
                                       Title: Treasurer